Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Luzon Exercises Option to Purchase Amayapampa Project, Bolivia

Denver, Colorado January 19, 2005 - Vista Gold Corp. (TSX & AMEX: VGZ), is pleased to announce that Luzon Minerals Ltd. has informed Vista that it wishes to exercise its option to purchase Vista’s Amayapampa gold project in Bolivia. Mike Richings, Vista President and CEO, stated “We are very pleased that Luzon has decided to proceed, although the bankable project feasibility study is still in the final stages of completion. We also wish to congratulate Luzon on achieving a major milestone in the development of this excellent project by reaching a socio-economic agreement with the local communities affected by the proposed development.”

In addition, the companies have agreed, subject to regulatory approval, to further amend the terms of the original purchase option agreement with respect to the payments previously due on January 15, 2005 and January 1, 2006. The amended agreement calls for Vista to receive from Luzon, within 5 business days of receiving TSX Venture Exchange approval, a payment consisting of US$100,000 and 2,000,000 Luzon common shares. This will be followed, on the earlier of June 15, 2005 or the date of the next financing completed by Luzon after January 19, 2005, by a payment of US$850,000 in cash or, at Luzon’s option, US$425,000 in cash and US$425,000 in units consisting of Luzon common shares and warrants to purchase common shares.

The final payment will be made at the earlier of the start of construction or June 15, 2006. This payment remains unchanged from the original agreement, as reported in December 2003, in that Luzon will pay Vista US$4,000,000 in cash, or at Vista’s option, a combination of Luzon common shares and cash based on Luzon’s share price. If Luzon completes the purchase, and when production commences, Vista will also receive a 3% net smelter type royalty on gold production at gold prices of US$450 per ounce or below and 4% at gold prices above US$450 per ounce. Other terms of the agreement remain unchanged.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, and the Awak Mas project in Sulawesi in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com